Exhibit 99.1

PRESS RELEASE

Liberty Global to Participate in the Credit Suisse

Global Media and Communications Convergence Conference

Englewood, Colorado — June 8, 2009: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB and LBTYK) will be participating in the Credit Suisse Global Media and Communications Convergence Conference on Wednesday, June 10, 2009 at 3:30 p.m. Pacific Time at the St. Regis Monarch Beach Resort in Dana Point, California. Liberty Global may make observations concerning its historical operating performance and outlook. The meeting will be webcast live at www.lgi.com. We intend to archive the webcast under the investor relations section of our website for approximately 30 days.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of March 31, 2009, Liberty Global operated state-of-the-art networks that served approximately 17 million customers across 15 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

For more information, please visit www.lgi.com or contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1.303.220.6693	Hanne Wolf	+1.303.220.6678
Molly Bruce	+1.303.220.4202	Bert Holtkamp	+31.20.778.9447
K.C. Dolan	+1.303.220.6686